FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226850-04

From: Bc Struct Prod Synd Barclay (BARCLAYS CAPITAL INC) At: 10/30/19 08:26:06

Subject: ***PUBLIC ANNOUNCEMENT*** BBCMS 2019-C5 -- $849.764 NEW ISSUE CMBS

BBCMS 2019-C5 -- NEW ISSUE CMBS

$849.764 NEW ISSUE CMBS ***PUBLIC OFFERING***

JOINT BOOKRUNNERS
& CO-LEAD MANAGERS:	BARCLAYS CAPITAL INC.
KEYBANC CAPITAL MARKETS INC.
NATIXIS SECURITIES AMERICAS LLC
SG AMERICAS SECURITIES, LLC

CO-MANAGERS:	BANCROFT CAPITAL, LLC
ACADEMY SECURITIES, INC.

RATING AGENCIES:	S&P, FITCH & KBRA

***PUBLIC OFFERED CERTIFICATES***

	RATINGS	AVAILABLE
CLASS	(S/F/K)	SIZE ($MM)	C/E	WAL	LTV	DY
A-1	AAA/AAA/AAA	21.460	30.000%	2.60	40.0%	15.4%
A-2	AAA/AAA/AAA	86.300	30.000%	4.74	40.0%	15.4%
A-3**	AAA/AAA/AAA	[260.000]	30.000%	[9.60]	40.0%	15.4%
A-4**	AAA/AAA/AAA	[276.400]	30.000%	[9.87]	40.0%	15.4%
A-SB	AAA/AAA/AAA	30.830	30.000%	6.98	40.0%	15.4%
A-S	AA+/AAA/AAA	94.017	20.250%	9.89	45.5%	13.5%
B	AA-/AA-/AA	40.981	16.000%	9.94	48.0%	12.9%
C	NR/A-/A	39.776	11.875%	9.97	50.3%	12.3%

** A-3 AND A-4 AVAILABLE SIZES ($MM) AND WALs ARE SUBJECT TO
CHANGE AS DETAILED IN THE ATTACHED TERM SHEET. RANGE OF
POSSIBLE AVAILABLE SIZES ($MM) BELOW:
A-3:	100.000 – 260.000
A-4:	276.400 – 436.400

--TRANSACTION SUMMARY--
POOL BALANCE:	$1,001,321,188
NUMBER OF LOANS:	55
NUMBER OF PROPERTIES:	115
WA CUT-OFF LTV:	57.1%
WA MATURITY LTV:	52.8%
WA U/W NCF DSCR:	2.39x
WA U/W NOI DY:	10.8%
WA MORTGAGE RATE:	3.86875%
TOP 10 LOANS %:	40.6%
WA REM TERM MATURITY:	113 MONTHS

LOAN SELLERS:	KEYBANK (28.7%), BARCLAYS (25.8%), NATIXIS (20.0%), SGFC (11.2%),
RMF (8.9%), BSPRT (5.4%)

TOP 5 PROPERTY TYPES:	RETAIL (21.7%), OFFICE (21.6%), MULTIFAMILY (18.7%),
SELF STORAGE (11.8%), HOTEL (11.3%)

TOP 5 STATES:	CA (13.8%), NY (8.9%), PA (8.3%), NJ (7.4%), OH (7.0%)

MASTER SERVICER:	KEYBANK NATIONAL ASSOCIATION
SPECIAL SERVICER:	KEYBANK NATIONAL ASSOCIATION
OPERATING ADVISOR:	PENTALPHA SURVEILLANCE LLC
DIRECTING HOLDER:	LD II SUB VII, LLC (AN AFFILIATE OF PRIME FINANCE ADVISORY, L.P.)
RISK RETENTION:	L-SHAPED
TRUSTEE:	WELLS FARGO BANK, NATIONAL ASSOCIATION
CERT. ADMIN.:	WELLS FARGO BANK, NATIONAL ASSOCIATION

--ANTICIPATED TIMING--
TERM SHEET/ANNEX A-1:	ATTACHED
RED:	ATTACHED
THIRD PARTY SYSTEMS:	TODAY (10/30)
ROADSHOW:	**SEE SCHEDULE BELOW**
NYC 1-ON-1 MEETINGS:	FRIDAY (11/1) **CONTACT SALES COVERAGE**
CONFERENCE CALLS:	UPON DEMAND **CONTACT SALES COVERAGE**
PRE-SALE REPORTS:	TODAY (10/30)
EXPECTED SETTLEMENT:	11/26

--ROADSHOW SCHEDULE--
>> NORTHEAST:	TODAY (10/30)
08:30AM EST:	BREAKFAST, MAX DOWNTOWN (ALFRED ROOM), HARTFORD, CT
12:00PM EST:	LUNCH, RITZ CARLTON BOSTON (BOYLSTON ROOM), BOSTON, MA
>> MIDWEST:	THURSDAY (10/31)
7:30AM CST:	BREAKFAST, THE GRAND HOTEL (3 MISSISSIPPI), MINNEAPOLIS, MN

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THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. bEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THAT THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. yOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR) AT WWW.SEC.GOV. aLTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.